Exhibit 99.3
FORM OF STOCK OPTION AMENDING AGREEMENT
THIS AGREEMENT made effective                     , 2008.
BETWEEN:
PETROFLOW ENERGY LTD., a body corporate, incorporated under the laws of Canada, having an office in the City of Calgary, in the Province of Alberta (the “Corporation”)
- and -
                    , an individual of the City of                     , in the [State/Province] of                      ___(the “Optionee”)
WHEREAS the Corporation and the Optionee have entered into one or more incentive stock option agreements (the “Option Agreements”) respecting options to purchase common shares of the Corporation, the particulars of which are described below:

No. of
Stock
Name of Optionee	Options	Grant Date	Expiry Date

AND WHEREAS the Corporation deems it advisable to amend the vesting provisions of the Option Agreements;
NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants hereinafter set forth, and for other valuable consideration, the parties hereto have agreed as follows:
1.	Amendment of Vesting Provisions - Section 3.01 of Article 3 of each of the Option Agreements be deleted in its entirety and replaced with the following:
“The Share Option shall not be exercisable at all until the Grant Date. On the Grant Date, the Share Option shall vest and become exercisable with respect to 1/3 of the Option Shares and thereafter the Share Option shall vest or become exercisable in respect to 1/3 of the Option Shares on the 1st anniversary of the Grant Date, and the balance shall vest on the 2nd anniversary of the Grant Date, and all or any part of the Option Shares which have vested and become exercisable may, subject to any applicable hold periods, be purchased at any time, or from time to time, thereafter, until the earlier of the Expiration Date and the termination of the Share Option pursuant to the provisions of Article 4 hereof.”

2.	Execution in Counterparts - This Agreement may be executed in one or more counterparts by the parties hereto, each of which shall be deemed to be an original and all of which together shall constitute one agreement.

3.	Enurement - This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

4.	Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.
IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED in the presence of:	)
)
)
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Witness		Name:

PETROFLOW ENERGY LTD.

Name:
Title: